The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated June 4, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$ Autocallable Contingent Coupon Notes with Memory Coupon Due December 16, 2027

Linked to the Least Performing of the Shares of the State Street® SPDR® S&P 500® ETF Trust and the Shares of the Invesco QQQ TrustSM , Series 1

General

Any capitalized terms used but not defined in the following bullets have the meaning set forth under “Summary” in this pricing supplement.

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments or deliveries on the Notes are subject to the credit risk of the Bank

￭Payments on the Notes are based on the performance of the shares of the State Street® SPDR® S&P 500® ETF Trust and the shares of the Invesco QQQ TrustSM , Series 1 (the “Reference Assets”), as described below

￭The Notes will be automatically called if the Closing Value of each Reference Asset on any Call Observation Date (as specified in this pricing supplement) is equal to or greater than its Initial Value

￭If the Notes have not been automatically called and the Closing Value of each Reference Asset on any Contingent Coupon Observation Date (as specified in this pricing supplement) is equal to or greater than its Contingent Coupon Barrier Value, the Notes will pay a Contingent Coupon (as specified under “Summary” below) with respect to such date, plus any Unpaid Contingent Coupons (as defined below) that have accrued and have not already been paid on a previous Contingent Coupon Payment Date

￭If the Notes have not been automatically called and the Closing Value of any Reference Asset on any Contingent Coupon Observation Date prior to the Final Valuation Date is less than its Contingent Coupon Barrier Value, the Contingent Coupon with respect to such Contingent Coupon Observation Date will not be payable on the related Contingent Coupon Payment Date, will become an “Unpaid Contingent Coupon” and will be paid on the next Contingent Coupon Payment Date on which a Contingent Coupon otherwise becomes payable (if one occurs)

￭If the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Reference Asset with the lowest percentage change (the “Least Performing Reference Asset”) from its Initial Value to its Final Value

￭If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is equal to or greater than its Barrier Value, you will receive a cash payment per Note at maturity equal to the Principal Amount of your Notes, in addition to any Contingent Coupon due with respect to the Final Valuation Date and any accrued Unpaid Contingent Coupons that have not yet been paid

￭If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is less than its Barrier Value, at maturity you will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount (as defined under “Summary” below) and you may lose up to 100% of the Principal Amount

￭The Notes do not guarantee interest and you may not receive any Contingent Coupons on the Notes

￭The Notes are expected to price on June 11, 2026 and are expected to settle on June 16, 2026 and will have a term of approximately 18 months, if not automatically called prior to maturity

￭Minimum investment of $10,000 and integral multiples of $10,000 in excess thereof

￭CUSIP / ISIN: 06419TDY1 / US06419TDY10

￭See “Summary” beginning on page P-3 herein for additional information

Any payment or delivery on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-13 herein and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes at the time the terms of your Notes are set on the Trade Date is expected to be between $9,480.30 and $9,780.30 per $10,000 Principal Amount, which will be less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-16 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions(1)	1.50%	$
Proceeds to The Bank of Nova Scotia	98.50%	$

(1)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to Citigroup Global Markets Inc. (“CGMI” and, together with SCUSA, the “Agents”) at the discount specified in the table above. CGMI may resell the Notes to other dealers at a discount of up to the discount received. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated [•], 2026

Scotia Capital (USA) Inc.	Citigroup Global Markets Inc.

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Least Performing Reference Asset. The Notes do not constitute a hypothetical direct investment in any of the Reference Assets or any of the constituent stocks or other assets, as applicable, of the Reference Assets (the “Reference Asset Constituents”). By acquiring the Notes, unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset or any Reference Asset Constituent or any rights as a holder of a Reference Asset or a Reference Asset Constituent, including without limitation, any voting rights or rights to receive any dividends or other distributions.

Our affiliate, SCUSA, may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the Notes. This range of initial estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-13 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06419TDY1 / US06419TDY10
Type of Notes:	Autocallable Contingent Coupon Notes with Memory Coupon
Reference Assets:	As set forth in the following table:
	Reference Asset	Bloomberg Ticker	Initial Value[1]	Contingent Coupon Barrier Value[1]	Barrier Value[1]	Physical Delivery Amount[1]
	Shares of the State Street® SPDR® S&P 500® ETF Trust (the “SPY Trust”)	SPY	$[•]	75.00% of its Initial Value	75.00% of its Initial Value	[•]
	Shares of the Invesco QQQ TrustSM , Series 1 (the “QQQ Trust”)	QQQ	$[•]	75.00% of its Initial Value	75.00% of its Initial Value	[•]
1 To be determined on the Trade Date and set forth in the final pricing supplement
Minimum Investment and Denominations:	$10,000 and integral multiples of $10,000 in excess thereof
Principal Amount:	$10,000 per Note; $[•] in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	June 11, 2026
Original Issue Date:

June 16, 2026

We expect that delivery of the Notes will be made against payment therefor on or about the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	December 13, 2027
Maturity Date:	December 16, 2027

Contingent Coupon Observation Dates and Contingent Coupon Payment Dates:

The Contingent Coupon Observation Dates and Contingent Coupon Payment Dates are as follows:

Contingent Coupon Observation Date

Contingent Coupon Payment Date

September 11, 2026*

September 16, 2026

December 11, 2026*

December 16, 2026

March 11, 2027*

March 16, 2027

June 11, 2027*

June 16, 2027

September 13, 2027*

September 16, 2027

Final Valuation Date

Maturity Date

* Such Observation Date is also a Call Observation Date

Contingent Coupon:

If the Notes have not been automatically called and the Closing Value of each Reference Asset on any Contingent Coupon Observation Date is equal to or greater than its respective Contingent Coupon Barrier Value, you will receive a Contingent Coupon of $243.00 per Note (equal to 9.72% per annum) on the related Contingent Coupon Payment Date, plus any Unpaid Contingent Coupons that have accrued and have not already been paid on a previous Contingent Coupon Payment Date.

If, however, the Notes have not been automatically called and the Closing Value of any Reference Asset on any Contingent Coupon Observation Date prior to the Final Valuation Date is less than its Contingent Coupon Barrier Value, then the Contingent Coupon with respect to such Contingent Coupon Observation Date will not be payable on the related Contingent Coupon Payment Date and will instead become an “Unpaid Contingent Coupon”.

If the Final Value of any Reference Asset is less than its Contingent Coupon Barrier Value, then no Contingent Coupon will accrue or be payable with respect to the Final Valuation Date, and you will not receive any Unpaid Contingent Coupons that may have accrued with respect to prior Contingent Coupon Observation Dates.

Contingent Coupons on the Notes are not guaranteed.

Automatic Call Feature:

If the Closing Value of each Reference Asset on any Call Observation Date is equal to or greater than its respective Initial Value, the Notes will be automatically called on the related Call Settlement Date for a cash payment per Note equal to the Principal Amount of $10,000, plus (i) the Contingent Coupon otherwise payable and (ii) any Unpaid Contingent Coupons that have accrued but not yet been paid. Following an automatic call, no further payments will be made on the Notes.

Call Observation Dates:	Each of the Contingent Coupon Observation Dates designated as a Call Observation Date under “Contingent Coupon Observation Dates and Contingent Coupon Payment Dates” above
Call Settlement Dates:	With respect to each Call Observation Date, the Contingent Coupon Payment Date immediately following such Call Observation Date

Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date you will receive for each Note that you hold (in each case, in addition to any Contingent Coupon and any Unpaid Contingent Coupons otherwise due), a payment or delivery determined as follows:

￭If the Final Value of the Least Performing Reference Asset is equal to or greater than its Barrier Value, you will receive a cash payment equal to the Principal Amount of $10,000

￭If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) per Note equal to:

the Physical Delivery Amount of the Least Performing Reference Asset)

In this scenario, the value of the Physical Delivery Amount of the Least Performing Reference Asset, based on its Final Value, will represent a loss of 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value. Additionally, the market value of the shares of the Least Performing Reference Asset that you receive may be significantly lower than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:

For purposes of determining the Least Performing Reference Asset and with respect to a Reference Asset, the performance of that Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return
Physical Delivery Amount:

With respect to each Reference Asset, a number of shares as set forth in the table above, which is equal to the quotient of the Principal Amount divided by its Initial Value.

If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, the number of shares of the Least Performing Reference Asset you receive will be rounded down to the nearest whole number, and any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value of the Least Performing Reference Asset.

For the avoidance of doubt, if the Calculation Agent makes an adjustment to the Physical Delivery Amount of the Least Performing Reference Asset such that it is less than 1, the payment that you receive on the Maturity Date, if any, will be solely a cash payment based on the cash value of the fractional share as described above.

Closing Value:

With respect to each Reference Asset, as specified under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity” in the accompanying product supplement.

Initial Value:	With respect to each Reference Asset, its Closing Value on the Trade Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, its Closing Value on the Final Valuation Date
Barrier Value:	With respect to each Reference Asset, 75.00% of its Initial Value, as set forth in the table above (in each case, rounded to the same number of decimal places as its Initial Value)
Contingent Coupon Barrier Value:	With respect to each Reference Asset, 75.00% of its Initial Value, as set forth in the table above (in each case, rounded to the same number of decimal places as its Initial Value)

Market Disruption Events and other Postponements:

The Call Observation Dates and the Contingent Coupon Observation Dates (including the Final Valuation Date) are subject to postponement, as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement

Adjustments to the Reference Asset:

The Reference Assets and the terms of the Notes, including without limitation the Initial Values, Closing Values, Final Values, Contingent Coupon Barrier Values and Barrier Values are subject to adjustment as described under “General Terms of the Notes—Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

If the Initial Value of a Reference Asset is adjusted as described above, then the Calculation Agent will also recalculate the Physical Delivery Amount of such Reference Asset using the adjusted Initial Value and the formula as described under “Physical Delivery Amount” above to preserve as nearly as possible our and your relative economic position prior to the adjustment.

Additionally if the Least Performing Reference Asset is subject to an adjustment as described under “General Terms of the Notes — Adjustments to a Reference ETF” in the accompanying product supplement and the Calculation Agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then at maturity we may pay, in lieu of delivering any shares of the Least Performing Reference Asset, an amount in cash equal to the product of (a) its Physical Delivery Amount and (b) its Final Value, rounded to the nearest cent.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

The dates listed above are subject to change and will be set forth in the final pricing supplement.

Investing in the Notes involves significant risks. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its obligations you may not receive any amounts or deliveries owed to you under the Notes and you could lose your entire investment.

Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons over the term of the Notes and the risk that you may lose up to 100% of your investment

●You understand and accept that your return on the Notes is limited to any Contingent Coupons received and that you will not participate in any appreciation of any of the Reference Assets, which may be significant

●You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo any dividends or other distributions on the Reference Assets and the Reference Asset Constituents

●You believe that the Closing Value of each Reference Asset on each Contingent Coupon Observation Date will be equal to or greater than its Contingent Coupon Barrier Value

●You believe that, if the Notes are not automatically called, the Final Value of each Reference Asset will be equal to or greater than its Barrier Value

●You can tolerate receiving the Physical Delivery Amount of the Least Performing Reference Asset at maturity, the value of which is expected to be worth less than the Principal Amount and, in extreme situations, losing up to 100% of your investment in the Notes

●You understand and accept Contingent Coupons on the Notes are not guaranteed and that you may receive few or no Contingent Coupons over the term of the Notes

●You understand and accept that, if the Notes are not automatically called, you will lose some or all of your investment if the Final Value of any Reference Asset is less than its Barrier Value and, in such circumstances, your losses will not be mitigated or offset in any way by the more favorable performance of any other Reference Asset

●You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

●You are willing to accept the market risks associated with the Reference Assets

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments or deliveries under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts or deliveries due to you, including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons and the risk that you may lose up to 100% of your investment

●You do not fully understand or are unwilling to accept that your return on the Notes is limited to any Contingent Coupons received, or you seek an investment that participates in any appreciation of the Reference Assets

●You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or distributions on the Reference Assets and/or the Reference Asset Constituents

●You believe that the Closing Value of at least one Reference Asset on one or more Contingent Coupon Observation Dates will be less than its Contingent Coupon Barrier Value or you are otherwise unwilling to accept the risk that you may receive few or no Contingent Coupons over the term of the Notes

●You believe that, if the Notes are not automatically called, the Final Value of at least one Reference Asset will be less than its Barrier Value and/or you are unwilling to accept that your losses in such circumstances will not be mitigated or offset by the more favorable performance of any other Reference Asset

●You cannot tolerate receiving the Physical Delivery Amount of the Least Performing Reference Asset at maturity, the value of which is expected to be worth less than the Principal Amount and, in extreme situations, losing up to 100% of your investment in the Notes

●You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity

●You are unwilling to accept the market risks associated with the Reference Assets

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments or deliveries under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL EXAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Contingent Coupon, Initial Values, Contingent Coupon Barrier Values, Barrier Values and Physical Delivery Amounts will be determined on the Trade Date as set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the total payment or delivery per Note to $10,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its obligations, you may not receive any amounts or deliveries owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value of each Reference Asset:	$100.00
Hypothetical Contingent Coupon Barrier Value of each Reference Asset:	$75.00, which is 75.00% of the hypothetical Initial Value
Hypothetical Barrier Value of each Reference Asset:	$75.00, which is 75.00% of the hypothetical Initial Value
Hypothetical Physical Delivery Amount of each Reference Asset:	100.0000, which is a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Hypothetical Initial Value
Contingent Coupon:	$150.00 per Note on each Contingent Coupon Payment Date*

* The hypothetical Contingent Coupon used in these examples is purely hypothetical and has been chosen for illustrative purposes only. The actual Contingent Coupon for the Notes will be as set forth under “Summary” above.

Example 1: The Notes are automatically called following the first Call Observation Date.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Unpaid Contingent Coupons Accrued	Payment per Note
First Contingent Coupon Observation Date and First Call Observation Date	$130.00 (equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$105.00 (equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	N/A	$10,150.00 (Payment upon an Automatic Call plus Contingent Coupon)
Total payment (per Note):				$10,150.00 (1.5% total return on the Notes)

Because the Closing Value of each Reference Asset on the first Call Observation Date (which is approximately 3 months after the Trade Date) is equal to or greater than its Initial Value, the Notes are automatically called on the applicable Call Settlement Date for a cash payment per Note equal to $10,150.00 (or $10,000 plus the applicable Contingent Coupon), for a total return of 1.50% on the Notes. Following the applicable Call Settlement Date, no further payments will be made on the Notes.

Example 2: The Notes are automatically called following the third Call Observation Date.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Unpaid Contingent Coupons Accrued	Payment per Note
First through Second Contingent Coupon Observation Date and First through Second Call Observation Dates	Various (all equal to or greater than its Initial Value and equal to or greater than Contingent Coupon Barrier Value)	Various (all less than its Initial Value and less than its Contingent Coupon Barrier Value)	$150.00*	$0.00
Third Contingent Coupon Observation Date and Third Call Observation Date	$115.00	$125.00	$300.00**	$10,450.00 (Payment upon an Automatic Call plus Contingent Coupon and any Unpaid Contingent Coupons)

Total payment (per Note):	$10,450.00 (4.50% total return on the Notes)

* Represents the total unpaid Contingent Coupons accrued as of, but excluding, the second Contingent Coupon Observation Date.

**Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Contingent Coupon Observation Date.

Because the Closing Value of each Reference Asset on the third Call Observation Date (which is approximately 9 months after the Trade Date) is equal to or greater than its Initial Value, the Notes are automatically called on the applicable Call Settlement Date for a cash payment per Note equal to $10,450.00 (or $10,000 plus (i) the applicable Contingent Coupon and (ii) the Unpaid Contingent Coupon with respect to the prior Contingent Coupon Observation Dates), for a total return of 4.50% on the Notes. Following the applicable Call Settlement Date, no further payments will be made on the Notes.

Example 3: The Notes are NOT automatically called, the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value and the Final Value of the Least Performing Reference Asset is equal to or greater than its Barrier Value.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Unpaid Contingent Coupons Accrued	Payment per Note
First through Fifth Contingent Coupon Observation Date and First through Fifth Call Observation Date	Various (all equal to or greater than its Initial Value and equal to or greater than Contingent Coupon Barrier Value)	Various (all less than its Initial Value and less than its Contingent Coupon Barrier Value)	$600.00*	$0.00
	Final Value of Reference Asset A	Final Value of Reference Asset B
Final Valuation Date	$150.00	$80.00	$750.00**	$10,900.00 (Payment at Maturity plus Contingent Coupon and any Unpaid Contingent Coupons)
Total payment (per Note):				$10,900.00 (9.00% total return on the Notes)

* Represents the total unpaid Contingent Coupons accrued as of, but excluding, the fifth Contingent Coupon Observation Date.

**Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Contingent Coupon Observation Date.

In this example, the Notes are not automatically called and the Reference Asset Return for Reference Asset A and Reference Asset B are 50.00% and -20.00%, respectively. Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset.

Because the Notes are not automatically called, the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value and the Final Value of the Least Performing Reference Asset is equal to or greater than its Barrier Value, the payment on the Maturity Date per Note is equal to $10,900.00 (or $10,000 plus (i) the applicable Contingent Coupon and (ii) the Unpaid Contingent Coupons with respect to the prior Contingent Coupon Observation Dates), for a total return of 9.00% on the Notes.

Example 4: The Notes are NOT automatically called, the Final Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Unpaid Contingent Coupons Accrued	Payment (per Note)
First through Fifth Contingent Coupon Observation Date and First through Fifth Call Observation Date	Various (all equal to or greater than its Initial Value and equal to or greater than Contingent Coupon Barrier Value)	Various (all less than its Initial Value and less than its Contingent Coupon Barrier Value)	$600.00*	$0.00
	Final Value of Reference Asset A	Final Value of Reference Asset B
Final Valuation Date	$50.00	$120.00	$750.00**	$5,000.00***
Total payment (per Note):				$5,000.00*** (-50.00% total return on the Notes)

* Represents the total unpaid Contingent Coupons accrued as of, but excluding, the fifth Contingent Coupon Observation Date.

** Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Contingent Coupon Observation Date.

*** Represents the market value of the hypothetical Physical Delivery Amount of the Least Performing Reference Asset as of the Final Valuation Date and the corresponding total return based on such market value. The actual market value of the Physical Delivery Amount of the Least Performing Reference Asset may be significantly lower than such amount because of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

In this example, the Notes are not automatically called and the Reference Asset Return for Reference Asset A and Reference Asset B are -50.00% and 20.00% respectively. Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset.

Because the Notes are not automatically called, the Final Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value and the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) per Note equal to the Physical Delivery Amount of the Least Performing Reference Asset, the value of which, as of the Final Valuation Date, is $5,000.00.

Example 4 demonstrates that you will receive payment of any Unpaid Contingent Coupons only if a Contingent Coupon otherwise becomes payable on a subsequent Contingent Coupon Payment Date. Example 4 further demonstrates that, if the Notes are not automatically called and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, as of the Final Valuation Date, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose a significant portion or all of the Principal Amount of the Notes. You will not benefit from the higher Reference Asset Return of any other Reference Asset.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

Your investment in the Notes may result in a substantial loss and you may receive shares of the Reference Asset in lieu of any cash payment on the Maturity Date

If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset equal to its Physical Delivery Amount. The value of the Physical Delivery Amount of the Least Performing Reference Asset, based on its Final Value, will represent a loss of 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value. In such circumstances, your losses will not be mitigated or offset in any way by the more favorable performance of any other Reference Asset. Additionally, the actual value of the Physical Delivery Amount of the Least Performing Reference Asset as of the Maturity Date may be significantly lower than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.You may lose up to 100% of your investment in the Notes.

Any potential positive return is limited to the Contingent Coupons; you may not receive any Contingent Coupons

The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes, and you will not participate in any appreciation in the value of any Reference Asset. If the Closing Value of any Reference Asset on any Contingent Coupon Observation Date prior to the Final Valuation Date is less than its Contingent Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date and you will receive the related Unpaid Contingent Coupon only if a Contingent Coupon becomes payable on a subsequent Contingent Coupon Payment Date. You will receive a Contingent Coupon with respect to the Final Valuation Date only if the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value. Contingent Coupons are not guaranteed and you may receive no Contingent Coupons. If the Closing Value of any Reference Asset is less than its Contingent Coupon Barrier Value on each Contingent Coupon Observation Date, you will not receive any Contingent Coupons (including Unpaid Contingent Coupons), and will not receive a positive return, on the Notes. This non-payment of Contingent Coupons will generally correspond to a greater likelihood of receiving the Physical Delivery Amount of the Least Performing Reference Asset at maturity that will be worth less than the Principal Amount per Note.

The Contingent Coupon, Contingent Coupon Barrier Values and Barrier Values reflect, in part, the volatility of each Reference Asset and greater volatility generally indicates an increased risk of loss at maturity

Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Notes, including the Contingent Coupon, Contingent Coupon Barrier Value and Barrier Value for each Reference Asset are based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the time the terms of the Notes are determined, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that its Closing Value on one or more Contingent Coupon Observation Dates will be less than its Contingent Coupon Barrier Value and that its Final Value will be less than its Barrier Value and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon or a lower Barrier Value, which may indicate an increased risk of loss.

In addition, while the Contingent Coupon is set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity.

The Notes are exposed to the market risk of each Reference Asset

The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities or other assets, the determination as to whether a Contingent Coupon is payable on any Contingent Coupon Payment Date will be contingent on the performance of each individual Reference Asset on each Contingent Coupon Observation Date, and the Payment at Maturity will be calculated based solely on the Final Value of the Least Performing Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset. For example, if the Closing Value of any Reference Asset on a Contingent Coupon Observation Date is less than its Contingent Coupon Barrier Value, you will not receive the Contingent Coupon on the corresponding Contingent Coupon Payment Date, even if the Closing Value of another Reference Asset on such Contingent Coupon Observation Date is equal to or greater than its Contingent Coupon Barrier Value. It is therefore more likely that you will not receive any Contingent Coupons over the term of the Notes than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets. Similarly, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, you will be fully exposed to the negative performance of the Least Performing Reference Asset, even if another Reference Asset performs positively or does not decline as much.

The payments or deliveries on the Notes are not linked to the value of the Reference Assets at any time other than on the applicable Call Observation Dates and Contingent Coupon Observation Dates (including the Final Valuation Date)

The determination of whether the Notes will be automatically called will be based solely on the Closing Values of the Reference Assets on each Call Observation Date and whether you will receive Contingent Coupons will be based solely on the Closing Values of the Reference Assets on each Contingent Coupon Observation Date (including the Final Valuation Date). Even if the value of a Reference Asset increases at any other time but then declines to a Closing Value on a Call Observation Date that is less than its Initial Value or declines to a Closing Value on a Contingent Coupon Observation Date (including the Final Valuation Date) that is less than its Contingent Coupon Barrier Value, as applicable, the Notes will not be automatically called and/or you will not receive a Contingent Coupon on the corresponding Contingent Coupon Payment Date (nor will you receive payment of any accrued Unpaid Contingent Coupons).

In addition, any payment or delivery at maturity will be calculated by reference to the Final Value of the Least Performing Reference Asset, which will be equal to its Closing Value on the Final Valuation Date. Any positive performance of a Reference Asset before or after the Final Valuation Date will not be taken into account. The Final Value of the Least Performing Reference Asset may be less than its Barrier Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of such Reference Asset is equal to or greater than its Barrier Value on any other day. If the Notes are not automatically called and the level of the Least Performing Reference Asset drops on the Final Valuation Date, the payment or delivery at maturity may be significantly less than it would have been had such payment or delivery been linked to the value of such Reference Asset at any time prior to such drop.

The Notes may be automatically called prior to maturity and are subject to reinvestment risk

The Notes will be automatically called if the Closing Value of each Reference Asset on any Call Observation Date is equal to or greater than its Initial Value. Accordingly, the Notes may be subject to an automatic call as early as the first potential Call Settlement Date and no additional payments or deliveries will be made on the Notes after the relevant Call Settlement Date. If the Notes are automatically called, the amount that you receive on the Notes could be less than if the Notes had remained outstanding until maturity, and you may not be able to reinvest any amounts received on the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with guaranteed interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

Holding the Notes is not the same as holding the Reference Assets or any of the Reference Asset Constituents

Holding the Notes is not the same as holding the Reference Assets or the Reference Asset Constituents. For example, as a holder of the Notes, unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets or the Reference Asset Constituents would enjoy.

Risks Relating to Characteristics of the Reference Assets

The Notes are subject to market risk associated with the Reference Assets

The return on the Notes is directly linked to the performance of the Reference Assets and indirectly linked to the performance of their Reference Asset Constituents. The value of a Reference Asset can rise or fall sharply due to factors specific to its Reference Asset Constituents as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Reference Assets and the Reference Asset Constituents as if making a hypothetical direct investment in the Reference Assets or the Reference Asset Constituents

Investors should conduct their own diligence of the Reference Assets and Reference Asset Constituents as an investor would if it were making a hypothetical direct investment in the Reference Assets or the Reference Asset Constituents. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets or the Reference Asset Constituents. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets or the Reference Asset Constituents could affect any payment or delivery on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets or the Reference Asset Constituents.

Changes affecting each Reference Asset’s Target Index could have an adverse effect on the value of the Notes

Each Reference Asset seeks to track the performance of a specific index as described under “Information Regarding the Reference Assets” herein (its “Target Index”). The sponsor of its Target Index owns such Target Index and is responsible for its design and maintenance. The policies of the sponsor of its Target Index concerning the calculation of such Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in such Target Index, could affect the level of such Target Index and, consequently, could affect the market price of shares of each Reference Asset and, therefore, the market value of, and return on, the Notes. The sponsor of its Target Index may discontinue or suspend calculation or dissemination of such Target Index. Any such actions could have a material adverse effect on the market value of, and return on, the Notes.

The return on your Notes will not reflect any dividends paid on the Reference Asset or the Reference Asset Constituents

The return on your Notes will not reflect the return you would realize if you actually owned the Reference Assets and received the distributions paid on the Reference Assets. You will not receive any dividends that may be paid on any Reference Asset Constituents by their respective issuers (the “Reference Asset Constituent Issuers”) or the Reference Asset. See “Risks Relating to Return Characteristics — Holding the Notes is not the same as holding the Reference Asset or any of the Reference Asset Constituents” herein for additional information.

The Bank cannot control actions by the sponsor of any Reference Asset or the sponsor of any Target Index and no such entity has any obligation to consider your interests

The Bank and its affiliates are not affiliated with any sponsor of a Reference Asset or a Target Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of a Reference Asset or a Target Index. No such entity is involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.

Further, the sponsor of a Reference Asset may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation its policies concerning the calculation of the net asset value (“NAV”) of such Reference Asset, additions, deletions or substitutions of securities in its Target Index and the manner in which changes affecting its Target Index are reflected in such Reference Asset that could affect the market price of the shares of such Reference Asset and, therefore, the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if the sponsor of a Reference Asset changes these policies, for example, by changing the manner in which it calculates the NAV of such Reference Asset, or if the sponsor of a Reference Asset discontinues or suspends publication of the NAV of such Reference Asset, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return on the Notes.

There are risks associated with exchange-traded funds

Although each Reference Asset's shares are listed for trading on a national securities exchange and a number of similar products have been traded on a national securities exchange or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Assets or that there will be liquidity in the trading market. In addition:

Management Risk

Each Reference Asset is subject to management risk, which is the risk that the investment strategy of its sponsor, the implementation of which is subject to a number of constraints, may not produce the intended results. No Reference Asset is actively managed and each may be affected by a general decline in market segments relating to its Target Index. The sponsor of each Reference Asset invests in securities included in, or representative of, its Target Index regardless of their investment merits. No sponsor of a Reference Asset attempts to take defensive positions in declining markets. Accordingly, the performance of a Reference Asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk

Under continuous listing standards adopted by the exchange on which shares of a Reference Asset trade, a Reference Asset will be required to confirm on an ongoing basis that the components of its Target Index satisfy the applicable listing requirements. In the event that its Target Index does not comply with the applicable listing requirements, a Reference Asset would be required to rectify such non-compliance by requesting that the sponsor of its Target Index modify such Target Index, adopting a new target index or obtain relief from the SEC. There can be no assurance that the sponsor of such Target Index would so modify such Target Index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in such Reference Asset being delisted from the exchange on which its shares trade.

Tracking and Underperformance Risk

In addition to the risk that a Reference Asset may not track its Target Index due to management risk as discussed above, the performance of a Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of its Target Index. Also, corporate actions with respect to the equity securities held in a Reference Asset’s portfolio (such as mergers and spin-offs) may impact the performance differential between such Reference Asset and its Target Index. Finally, because the shares of a Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of a Reference Asset may differ from the NAV per share of such Reference Asset.

For all of the foregoing reasons, the performance of a Reference Asset may not correlate with the performance of its Target Index. Consequently, the return on the Notes will not be the same as investing directly in such Reference Asset, in its Target Index or in its Reference Asset Constituents and will not be the same as investing in a debt security with payments linked to the performance of its Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets

The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes are set on the Trade Date) will be lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes will exceed the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) the correlation among the Reference Assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the Contingent Coupon feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the values of the Reference Assets or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of each Reference Asset, futures and/or other instruments linked to the Reference Assets or one or more Reference Asset Constituents. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more Reference Asset Constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of a Reference Asset or the Reference Asset Constituents. Any of these hedging activities may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, the Agents and/or our other or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the sponsor of each Reference Asset and/or the issuers of the Reference Asset Constituents and the market activities by the Bank, the Agents and/or our other or their respective affiliates for our own account or for our clients could negatively impact investors in the Notes

We, the Agents and/or our other or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), each Reference Asset, the Reference Asset Constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of one or more Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the sponsor of each Reference Asset and/or the issuers of the Reference Asset Constituents, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of one or more Reference Assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents and our other or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, one or more Reference Assets, the Reference Asset Constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our other or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, the Agents and/or our other or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, each Reference Asset, the Reference Asset Constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our other or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Calculation Agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Notes

For antidilution and certain other events affecting a Reference Asset, the Calculation Agent may make adjustments to its Initial Value, Contingent Coupon Barrier Value, Barrier Value, Closing Value and/or Final Value, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect a Reference Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and any payment on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Further, if, due to an event beyond our control, we determine that it is impossible, impracticable or illegal for us to deliver shares of the Least Performing Reference Asset, we will, without your consent or any prior notice, pay the cash value, as described herein and as determined by the Calculation Agent, in lieu of delivering shares. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Notes.

Following a de-listing, liquidation or termination of a Reference Asset, any amount payable on the Notes may be based on a share of another exchange-traded fund or calculated by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Reference Asset. For more information, see “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment or delivery to be made on the Notes, including any Contingent Coupons and the payment or delivery upon an automatic call or at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts or deliveries owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Reference AssetS

The State Street® SPDR® S&P 500® ETF Trust

We have derived all information contained herein regarding the State Street® SPDR® S&P 500® ETF Trust (the “SPY Trust”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to changes by, PDR Services LLC, its sponsor, State Street Global Advisors Trust Company (the “Trustee”) or its parent company, State Street Bank and Trust Company, and the Target Index Sponsor.

The SPY Trust seeks investment results that correspond generally to the price and yield performance, before expenses, of the S&P 500® Index (its Target Index) which, in turn, is intended to provide a benchmark for the large-capitalization U.S. equity markets. Please see “Exchange-Traded Funds — SPDR® S&P 500® ETF Trust” in the accompanying underlier supplement for additional information regarding the SPY Trust, its Sponsor and the Trustee, and “Indices — The S&P 500® Index” in the accompanying underlier supplement for additional information regarding its Target Index. Additional information regarding the SPY Trust, including its portfolio holdings, may be available on the website for the SPY Trust.

Historical Information

We obtained the information regarding the historical performance of the SPY Trust in the graph below from Bloomberg Professional® service (“Bloomberg”). The graph below illustrates the performance of the SPY Trust from January 1, 2021 through June 3, 2026.

The historical performance of the SPY Trust should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the SPY Trust on any Contingent Coupon Observation Date or Call Observation Date. We cannot give you assurance that the performance of the SPY Trust will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Shares of the State Street® SPDR® S&P 500® ETF Trust

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The Invesco QQQ TrustSM , Series 1

We have derived all information contained herein regarding the Invesco QQQ TrustSM , Series 1 (the “QQQ Trust”), including without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco Capital Management LLC, its sponsor, and The Bank of New York Mellon, its trustee.

The QQQ Trust seeks investment results that correspond generally to the price and yield performance, before expenses, of the Nasdaq-100® Index (its Target Index) which is composed of 100 of the largest domestic and international non-financial stocks listed on the Nasdaq Stock Market, based on market capitalization. The QQQ Trust trades on the NYSE Arca under the ticker symbol “QQQ”. Please see “Exchange-Traded Funds — Invesco QQQ TrustSM, Series 1” and “Indices — The Nasdaq-100® Index” in the accompanying underlier supplement for additional information. Additional information regarding the QQQ Trust, including its portfolio holdings, may be available on the website for the QQQ Trust.

Historical Information

We obtained the information regarding the historical performance of the QQQ Trust in the graph below from Bloomberg. The graph below illustrates the performance of the QQQ Trust from January 1, 2021 through June 3, 2026.

The historical performance of the QQQ Trust should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the QQQ Trust on any Contingent Coupon Observation Date or Call Observation Date. We cannot give you assurance that the performance of the QQQ Trust will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Shares of the Invesco QQQ TrustSM , Series 1

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Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the Notes. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Assets. You further agree to include any Contingent Coupon that is paid by the Bank (including on the Maturity Date or Call Settlement Date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, you should generally recognize capital gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a Contingent Coupon or any amount attributable to any accrued but unpaid Contingent Coupon) and the amount you paid for your Notes. Subject to the discussion below regarding Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (and, otherwise, short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a Contingent Coupon Payment Date, but that could be attributed to an expected Contingent Coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Section 1260. Because the issuer of each Reference Asset would be treated as a pass-thru entity for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product supplement.

If on the Maturity Date you receive shares of the Least Performing Reference Asset, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Least Performing Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Least Performing Reference Asset received at maturity.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code, as discussed above), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently, possibly in excess of any Contingent Coupons received by such holders, and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Coupons is unclear. Subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, we currently do not intend to treat Contingent Coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on Contingent Coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

If the Notes are physically settled by delivery to you of a number of shares of the Least Performing Reference Asset equal to the share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such shares of the Least Performing Reference Asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the Least Performing Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to CGMI at the discount specified on the cover hereof. CGMI may resell the Notes to other dealers at a discount of up to the discount received. In accordance with the terms of a distributor accession letter, CGMI has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. Additionally, we or one of our affiliates will also pay a fee to iCapital Markets LLC, an unaffiliated broker-dealer, for services it is providing in connection with this offering.

SCUSA and our other affiliates may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Agents and our other and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our other and their respective affiliate have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our other or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our other and their respective affiliate may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.